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                                                                     EXHIBIT 5.1






To Call Writer Direct:           [Kirkland & Ellis Letterhead]
    312 861-2000


                                       February 2, 1998


TransWestern Holdings L.P.
TWP Capital Corp.
8344 Clairemont Mesa Boulevard
San Diego, California 92111


        Re:    TransWestern Holdings L.P. and TWP Capital Corp.
               11 7/8% Senior Discount Notes due 2008, Series B

 Ladies and Gentlemen:

        We are acting as special counsel to TransWestern Holdings L.P., a Delaware limited partnership ("Holdings"), and TWP Capital Corp., a Delaware corporation ("Capital," and together with Holdings, the "Issuers"), in connection with the proposed registration by the Issuers of up to $57,916,000 in aggregate principal amount at maturity of the Issuers' 11 7/8% Senior Discount Notes due 2008, Series B (the "Exchange Discount Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on December 12, 1997 under the Securities Act of 1933, as amended (the "Securities Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"), for the purpose of effecting an exchange offer (the "Exchange Offer") for the Issuers' 11 7/8% Senior Discount Notes due 2008 (the "Old Discount Notes"). The Exchange Discount Notes are to be issued pursuant to the Indenture (the "Indenture"), dated November 12, 1997, by and among the Issuers and Wilmington Trust Company (the "Trustee"), in exchange for and in replacement of the Issuers' outstanding Old Discount Notes, of which $57,916,000 in aggregate principal amount at maturity is outstanding.

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Issuers, (ii) minutes and records of the corporate proceedings of the Issuers with respect to the issuance of the Exchange Discount Notes, (iii) the Registration Statement and exhibits thereto and





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TransWestern Holdings L.P.
TWP Capital Corp.
February 2, 1998
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(iv) the Registration Rights Agreement, dated November 12, 1997, among the
Issuers and CIBC Oppenheimer Corp. and First Union Capital Markets Corp.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and others.

        Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

        (1) Holdings is a limited partnership existing and in good standing under the Revised Uniform Limited Partnership Act of the State of Delaware and Capital is a corporation existing and in good standing under the General Corporation law of the State of Delaware.

        (2) The sale and issuance of the Exchange Discount Notes has been validly authorized by the Issuers.

        (3) When, as and if (i) the Registration Statement becomes effective pursuant to the provisions of the Securities Act, (ii) the Indenture has been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Old Discount Notes have been validly tendered to the Issuers,
(iv) the Exchange Discount Notes have been issued in the form and containing the terms described in the Registration Statement, the Indenture, the resolutions of Capital's and the General Partner of Holdings' Boards of Directors (or authorized committee thereof) authorizing the foregoing and any legally required consents, approvals, authorizations and other order of the





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TransWestern Holdings L.P.
TWP Capital Corp.
February 2, 1998
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Commission and any other regulatory authorities to be obtained and (v) the
Exchange Discount Notes have been authenticated by the Trustee, the Exchange Discount Notes when issued pursuant to the Exchange Offer will be legally issued, fully paid and nonassessable and will constitute valid and binding obligations of the Issuers.

        Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York, the Revised Uniform Limited Partnership Act of the State of Delaware (in the case of Holdings) and the General Corporation Law of the State of Delaware (in the case of Capital). We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. For purposes of the opinions in paragraph 1, we have relied exclusively upon certificates issued by the Delaware Secretary of State and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by such certificates. We have assumed without investigation that there has been no relevant change or development between the respective dates of such certificates and the date of this letter.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

        We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Discount Notes.






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TransWestern Holdings L.P.
TWP Capital Corp.
February 2, 1998
Page 4



        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Delaware or New York be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.






                                    Yours very truly,

                                    /s/ Kirkland & Ellis

                                    KIRKLAND & ELLIS